Exhibit 23.1


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-94491, 033-77554 and 333-67726 of Valpey-Fisher Corporation (formerly MATEC Corporation) on Form S-8, of our reports dated February 15, 2002, appearing in and incorporated by reference in this Annual Report on Form 10-K of Valpey-Fisher Corporation for the year ended December 31, 2003.


DELOITTE & TOUCHE LLP
Boston, Massachusetts
March 12, 2004